SCHEDULE 14A INFORMATION
(RULE 14a-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
THE SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [_]

Check the appropriate box:

[_]	Preliminary Proxy Statement

[_]	Confidential, for Use of the Commission Only (as permitted by Rule14a-6(e)(2))

[_]	Definitive Proxy Statement

[X]	Definitive Additional Materials

[_]	Soliciting Material Under Rule 14a-12

Alliance California Municipal Income Fund, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[_]	Fee paid previously with preliminary materials:

[_]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SCRIPT FOR ALLIANCE CALIFORNIA MUNICIPAL INCOME FUND, INC.

“Hello, this is Bob Keith,

I am the President of Alliance California Municipal Income Fund, Inc.  I’m calling because you are a shareholder of the Fund and we urgently need your vote on an important proposal concerning the Fund.

You should have received management’s proxy information related to the Special Meeting that is being held on October 11, 2018.  That package includes a WHITE proxy card and instructions on how you can easily vote your shares by mail, over the phone or online. We ask that you vote the WHITE proxy card as soon as possible. The Board of Directors of the Fund believes the proposal on the white proxy card is in the best interests of shareholders and recommends a vote FOR the proposal.

Your vote is very important. Regardless of the number of shares that you own, your vote is needed and valued.

Please vote promptly by pressing 1 at any time to be connected with a proxy specialist.  If this message was recorded on your voicemail, please call 844-670-2143 to vote your shares. Again, that phone number is 844-670-2143.

Thank you for your time and, most importantly, thank you for your vote.”